Exhibit 99.1

  MOVIE GALLERY ANNOUNCES RECORD REVENUES AND EPS FOR THE FIRST QUARTER OF 2005

    DOTHAN, Ala., May 12 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq:
MOVI) today announced record revenues for the first quarter of 2005, which ended April 3, 2005. Total revenues in the quarter were $233.8 million, an increase of 15.0% from $203.3 million in the first quarter of 2004. Net income was $0.58 per diluted share, an increase of 7.4% over the $0.54 per diluted share in the first quarter of 2004.

    "Movie Gallery began 2005 with a very solid quarter, in which we increased revenues by 15%, achieved same store sales of 1.5%, which was at the high end of our guidance, and met consensus earnings estimates for the quarter," said Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery.

    First Quarter Results
    For the first quarter of 2005, total revenues were $233.8 million, an increase of $30.5 million over the first quarter last year. Rental revenues were $216.7 million, or 92.7% of total revenues, versus $186.8 million, or 91.9% of total revenues, in the first quarter of 2004. Product sales were $17.1 million, or 7.3% of total revenues, versus $16.5 million, or 8.1% of total revenues, in the first quarter of 2004. The increase in revenues was primarily driven by a 14.1% increase in the average number of stores operated during the period.

    Total gross profit was $155.2 million, or a 66.4% total gross margin, compared to a total gross profit of $140.6 million, or a 69.2% total gross margin, in the first quarter of 2004. Rental gross profit was $150.4 million, or a 69.4% rental margin, compared to a rental gross profit of $135.0 million, or a 72.3% rental gross margin, in the first quarter of 2004. The margin decrease was driven by higher than normal promotional activity of previously- viewed products and an increase in our rental inventory amortization due to the concentration of our rental inventory purchases in the beginning of the quarter. Gross profit on product sales was $4.9 million, or a 28.5% sell- through gross margin, versus a gross profit on product sales of $5.6 million, or a 33.9% sell-through gross margin, in the first quarter of 2004.

    Store operating expenses were $108.5 million, or 46.4% of total revenues, compared to $94.4 million, or 46.4% of total revenues, in the first quarter of 2004.

    General and administrative expenses were $15.5 million, or 6.6% of total revenues, compared to $13.8 million, or 6.8% of total revenues, in the first quarter of 2004.

    Operating income was $30.6 million, or 13.1% of total revenues, compared to $31.7 million, or 15.6% of total revenues, in the first quarter of 2004.

    Net income was $18.4 million, or $0.58 per diluted share, compared to $18.3 million, or $0.54 per diluted share, in the first quarter of 2004.

    Net cash provided by operating activities was $13.3 million compared to $13.4 million in the first quarter of 2004.

    Adjusted EBITDA, which is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes, was $39.2 million, or 16.8% of total revenues, an increase of 14.2% over the $34.3 million, or 16.9% of total revenues, reported in the first quarter of 2004.

    Hollywood Entertainment
    As previously announced, Movie Gallery completed the acquisition of Hollywood Entertainment on April 27, 2005. Though Hollywood was not part of Movie Gallery in the first quarter of 2005, set forth below are certain financial metrics for Hollywood's first fiscal quarter ended March 31, 2005 prepared on a basis consistent with Movie Gallery's presentation:
     -- Same-store revenues increased 3.6%;
     -- Total revenues of $476.0 million;
     -- Net cash provided by operating activities of $15.6 million; and -- Adjusted EBITDA of $61.9 million;

    "Hollywood Entertainment is a great company with a long history of growth and success, and we look forward to building on that success," said Mr. Malugen. "We are moving quickly to integrate the two companies and are committed to quickly realizing the benefits of this terrific combination."
    "I also want to welcome the talented employees of Hollywood to our team. Hollywood's employees are its most valuable asset, and by sharing best practices and realizing efficiencies across the organization I am confident that the combined Company will truly be greater than the sum of its parts."

    Business Outlook
    "Movie Gallery's first-quarter results further demonstrate our ability to generate sustainable growth while producing consistent profitability," added Malugen. "I believe that Movie Gallery's strong financial and operational performance, together with the transformational acquisition of Hollywood, positions us for even greater long-term success. Throughout the remainder of the year, we will be working to integrate the various functions of the Movie Gallery and Hollywood businesses. While this integration involves a variety of issues that we still need to address and numerous opportunities that we still need to explore before giving specific guidance, I am very confident this will be a powerful combination indeed."

    Conference Call Information
    Management will have a conference call today (May 12, 2005) at 11:00 a.m. eastern time to discuss the quarterly financial results and the outlook for the Company. To listen to the conference, please call 1-877-340-MOVI ten minutes prior to the scheduled start time and reference passcode MOVIE GALLERY. The call may also be accessed on the Investor Relations section of the Company's website at: http://www.moviegallery.com

    About Movie Gallery
    Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and more than 4,500 stores located in all 50 U.S. states, Mexico and Canada. Since the Company's initial public offering in August 1994, Movie Gallery has grown from 97 stores to its present size through acquisitions and new store openings.

    Forward-Looking Statements
    This release contains forward-looking statements, including statements relating to Movie Gallery's recent acquisition of Hollywood Entertainment and anticipated benefits to Movie Gallery's shareholders. The forward-looking statements in this release are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to:
(i) our ability to integrate appropriate functions of Hollywood; (ii) effects of the long-term indebtedness that was incurred to fund the acquisition of Hollywood; (iii) the number of new store openings during the year; (iv) declines in same-store revenues; (v) the Company's actual expenses differ from estimates and expectations; (vi) competitive pressures are greater than anticipated; (vii) availability of new movie releases priced for sale may negatively impact consumers' desire to rent movies; (viii) movie studios could change their distribution policies; (ix) video game hardware and software manufacturers may fail to introduce new products; (x) Movie Gallery's and Hollywood's information systems may fail to perform as anticipated; (xi) consumer demand for movies and games may be less than expected; (xii) availability of movies and games may be less than expected; (xiii) competitive pressures, including technological advances, may be greater than anticipated; (xiv) the Company may expand its investment in existing strategic initiatives for alternative delivery of media content or choose to invest in significant new strategic initiatives; (xv) risks and costs related to integrating acquisitions; and (xvi) other risks described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

                               MOVIE GALLERY, INC.
                         Unaudited Financial Highlights
                          and Supplemental Information
                     ($ in thousands, except per share data)

                                                       Thirteen Weeks Ended
                                                   -----------------------------
                                                      April 4,       April 3,
                                                        2004           2005
                                                   -------------   -------------
Total revenues                                     $     203,302   $     233,791
Net income                                         $      18,252   $      18,393
Net income per diluted share                       $        0.54   $        0.58
Weighted average diluted shares outstanding               33,737          31,588

Net cash provided by operating activities          $      13,449   $      13,310

Adjusted EBITDA                                    $      34,307   $      39,163

Store count:
   Beginning of period                                     2,158           2,482
   New store builds                                           81              62
   Stores acquired                                            24              18
   Stores closed                                             (23)            (19)
   End of period                                           2,240           2,543

Same-store revenues increase                                 2.0%            1.5%

                               MOVIE GALLERY, INC.
                        Consolidated Statements of Income
                                   (Unaudited)
                     ($ in thousands, except per share data)

                                                         Thirteen Weeks Ended
                                                     -----------------------------
                                                        April 4,        April 3,
                                                          2004            2005
                                                     -------------   -------------
Revenues:
   Rentals                                           $     186,757   $     216,741
   Product sales                                            16,545          17,050
      Total revenues                                       203,302         233,791

Cost of sales:
   Cost of rental revenues                                  51,745          66,360
   Cost of product sales                                    10,940          12,190
      Gross profit                                         140,617         155,241

Operating costs and expenses:
   Store operating expenses                                 94,425         108,479
   General and administrative                               13,796          15,451
   Amortization of intangibles                                 614             600
   Stock compensation                                           56             141
      Operating income                                      31,726          30,570

Interest expense, net                                          (99)            (80)
Equity in losses of unconsolidated entities                 (1,630)           (337)
Income before income taxes                                  29,997          30,153

Income taxes                                                11,745          11,760

Net income                                           $      18,252   $      18,393

Net income per share:
   Basic                                             $         .55   $         .59
   Diluted                                           $         .54   $         .58

Weighted average shares outstanding:
   Basic                                                    33,071          31,199
   Diluted                                                  33,737          31,588

Cash dividends per common share                      $        0.03   $        0.03

                               MOVIE GALLERY, INC.
                           Consolidated Balance Sheets
                                 (in thousands)

                                                     January 2,       April 3,
                                                        2005            2005
                                                   -------------   -------------
                                                            (Unaudited)
Assets
Current assets:
   Cash and cash equivalents                       $      25,518   $      22,609
   Merchandise inventory                                  27,419          28,535
   Prepaid expenses                                       12,712          16,298
   Store supplies and other                                9,493          12,045
   Deferred income taxes                                   3,358           4,000
      Total current assets                                78,500          83,487

   Rental inventory, net                                 126,541         130,402
   Property, furnishings and equipment, net              128,182         130,743
   Goodwill, net                                         143,761         147,035
   Other intangibles, net                                  7,741           7,583
   Deposits and other assets                               7,417           8,172
      Total assets                                 $     492,142   $     507,422

Liabilities and stockholders' equity
 Current liabilities:
   Accounts payable                                $      68,977   $      54,402
   Accrued liabilities                                    30,570          35,783
   Deferred revenue                                       10,843           8,245
      Total current liabilities                          110,390          98,430

Deferred income taxes                                     50,618          54,844

Stockholders' equity:
   Preferred stock; 2,000 shares authorized,
    no shares issued or outstanding                            -               -
   Common stock; 65,000 shares authorized,
    31,076 and 31,499 shares issued and
    outstanding, respectively                                 31              31
   Additional paid-in capital                            188,098         197,186
   Deferred compensation                                       -          (3,128)
   Retained earnings                                     136,750         154,198
   Accumulated other comprehensive income                  6,255           5,861
      Total stockholders' equity                         331,134         354,148
      Total liabilities and stockholders' equity   $     492,142   $     507,422

                               MOVIE GALLERY, INC.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (in thousands)

                                                                 Thirteen Weeks Ended
                                                            -----------------------------
                                                               April 4,        April 3,
                                                                 2004            2005
                                                            -------------   -------------
Operating activities:
Net income                                                  $      18,252   $      18,393

Adjustments to reconcile net income to net
 cash provided by operating activities:
   Rental inventory amortization                                   34,073          42,930
   Purchases of rental inventory                                  (36,760)        (42,942)
   Depreciation and intangibles amortization                        6,842           8,801
   Stock compensation                                                  56             141
   Tax benefit of stock options exercised                           2,989           2,175
   Deferred income taxes                                            5,256           3,584
Changes in operating assets and liabilities:
   Merchandise inventory                                              530            (894)
   Other current assets                                               562          (6,138)
   Deposits and other assets                                          456            (755)
   Accounts payable                                               (18,425)        (14,575)
   Accrued liabilities and deferred revenue                          (382)          2,590
   Net cash provided by operating activities                       13,449          13,310

Investing activities:
Business acquisitions                                              (2,206)         (4,654)
Purchases of rental inventory-base stock                           (3,883)         (3,258)
Purchases of property, furnishings and equipment (13,065)         (10,612)
Net cash used in investing activities                             (19,154)        (18,524)

Financing activities:
Borrowings on credit facility                                           -             500
Payments on credit facility                                             -            (500)
Proceeds from exercise of stock options                             2,162           3,475
Proceeds from employee stock purchase plan                              -             169
Payment of dividends                                                 (985)           (945)
Net cash provided by financing activities                           1,177           2,699

Effect of exchange rate changes on cash
 and cash equivalents                                                (668)           (394)
Decrease in cash and cash equivalents                              (5,196)         (2,909)
Cash and cash equivalents at beginning of period                   53,720          25,518
Cash and cash equivalents at end of period                  $      48,524   $      22,609

                               MOVIE GALLERY, INC.
              Disclosures Regarding Non-GAAP Financial Information

    Adjusted EBITDA is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest and taxes. Adjusted EBITDA is presented primarily as an alternative measure of liquidity, although we also use it as an internal measure of performance for making business decisions and compensating our executives. It is also a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Our calculation of Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources to grow our business. Our calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

                                                     Thirteen Weeks Ended
                                                -----------------------------
                                                   April 4,        April 3,
                                                     2004            2005
                                                -------------   -------------
Net cash provided by operating activities       $      13,449   $      13,310
Changes in operating assets and liabilities            17,259          19,772
Tax benefit of stock options exercised                 (2,989)         (2,175)
Deferred income taxes                                  (5,256)         (3,584)
Interest expense                                           99              80
Income taxes                                           11,745          11,760
Adjusted EBITDA                                 $      34,307   $      39,163

Hollywood's calculation of Adjusted EBITDA is reconciled to net cash provided by operating activities as follows (in thousands):

                                                  Calendar Quarter
                                                        Ended
                                                   March 31, 2005
                                                  ---------------
Net cash provided by operating activities         $         15,602
Changes in operating assets and liabilities                 38,859
Tax benefit of stock options exercised                     (15,204)
Deferred income taxes                                       (1,463)
Interest expense                                             6,594
Income taxes                                                17,560
Adjusted EBITDA                                   $         61,948

     Contact:  Financial:  Thomas Johnson
               Movie Gallery, Inc.
               (334) 702 - 2400

               Media: Andrew B. Siegel
               Joele Frank, Wilkinson Brimmer Katcher
               (212) 355-4449 ext. 127

SOURCE  Movie Gallery, Inc.
    -0-                             05/12/2005
    /Contact:  Financial, Thomas Johnson of Movie Gallery, Inc.,
+1-334-702-2400, or Media, Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, +1-212-355-4449 ext. 127/
    /Web site:  http://www.moviegallery.com /